Monte N. Redman Appointed President and Chief Executive Officer of Astoria Financial Corporation and Astoria Federal Savings; Elected to the Board of Directors of Both Organizations

LAKE SUCCESS, N.Y., June 16, 2011 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) (the "Company"), the holding company for Astoria Federal Savings and Loan Association (the "Bank"), announced today that the Boards of Directors of both organizations, at their board meetings held yesterday, appointed Monte N. Redman, 60, President and Chief Executive Officer of both organizations effective July 1, 2011. Mr. Redman, currently President and Chief Operating Officer of the Company and the Bank, will be succeeding George L. Engelke, Jr., 72, the current Chairman and Chief Executive Officer, who, in January, announced his intention to step down as CEO on July 1, 2011. Mr. Engelke will continue to serve both organizations as Chairman of the Board. Mr. Redman was also elected a director of both organizations, effective July 1, 2011.

(Photo: http://photos.prnewswire.com/prnh/20110616/NY21464 )

Commenting on Mr. Redman's appointment Mr. Engelke noted, "I am very pleased that the Board has appointed Monte Redman to succeed me as CEO. With over 34 years of experience at Astoria in various capacities, including the past three years as President and Chief Operating Officer, Monte has clearly demonstrated his ability to serve in this position."

Astoria Financial Corporation, with assets of $17.7 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $11.5 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering fourteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering fifteen states and the District of Columbia.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com